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EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
PepsiAmericas, Inc.:

We consent to the incorporation by reference in Registration Statement Nos. 333-118392, 333-79095, 333-64292, 333-46368, and 333-36994 on Form S-8, Registration Statement No. 333-51324 on Form S-4 and Registration Statement Nos. 333-36614 and 333-108164 on Form S-3 of PepsiAmericas, Inc. (the Company) of our reports dated March 2, 2006, with respect to the consolidated balance sheets of PepsiAmericas, Inc. and subsidiaries as of the end of fiscal years 2005 and 2004, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the fiscal years 2005, 2004 and 2003, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005, annual report on Form 10-K of PepsiAmericas, Inc.

Our report dated March 2, 2006, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, contains an explanatory paragraph that states the scope of management's assessment of the effectiveness of internal control over financial reporting includes all of the Company's consolidated subsidiaries except for Central Investment Corporation (CIC), a business acquired by the Company on January 10, 2005. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of CIC.

/s/ KPMG LLP

Chicago, Illinois
March 2, 2006

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Consent of Independent Registered Public Accounting Firm